EXECUTION VERSION

ASSET PURCHASE AGREEMENT

(Riveredge Mine Assets)

by and among

Rhino Energy LLC,

Pennyrile Energy LLC,

CAM Mining LLC,

Castle Valley Mining LLC, and

Rhino Services LLC

as Sellers,

Rhino Resource Partners LP,

the Seller’s parent,

Alliance Coal, LLC

as Buyer,

and

Alliance Resource Partners, L.P.,

as Buyer’s parent

dated September 6, 2019

ASSET PURCHASE AGREEMENT

(Riveredge Mine Assets)

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 6, 2019, by and among RHINO ENERGY LLC, a Delaware limited liability company, PENNYRILE ENERGY LLC, a Delaware limited liability company, CAM MINING LLC, a Delaware limited liability company, CASTLE VALLEY MINING LLC, a Delaware limited liability company, and RHINO SERVICES LLC, a Delaware limited liability company (each a “Seller” and, collectively, “Sellers”), RHINO RESOURCE PARTNERS LP, a Delaware limited partnership (“Rhino”), ALLIANCE COAL, LLC, a Delaware limited liability company (“Buyer”) and ALLIANCE RESOURCE PARTNERS, L.P., a Delaware limited partnership (“ARLP”).

RECITALS

1. Sellers own and operate a mine in western Kentucky known as the Riveredge Mine (“Riveredge Mine”) which is located at the Pennyrile Mine Complex, and associated surface real property, equipment, inventory and other assets as more fully described herein.

2. Sellers desire to sell and Buyer desires to purchase all the surface properties associated with the Pennyrile Mine Complex, the coal processing and handling facilities at the Pennyrile Mine Complex, the barge loading facility located on the Green River and associated with the Pennyrile Mine Complex, and all associated rights, and equipment and inventory as contemplated hereby on the terms and subject to the conditions set forth in this Agreement.

3. Rhino directly or indirectly owns 100% of the equity interests in Sellers, will benefit from the transactions contemplated by this Agreement and joins in this Agreement as a material inducement to Buyer and ARLP to enter into this Agreement.

4. ARLP indirectly owns 100% of the equity interests in Buyer, will benefit from the transactions contemplated by this Agreement and joins in this Agreement as a material inducement to Sellers and Rhino to enter into this Agreement.

5. The Parties also contemplate the sale and assignment of certain coal supply agreements (the “Other Assets”) by Seller to Alliance Coal pursuant to a separate asset purchase agreement (the “Other Asset Purchase Agreement”) executed simultaneously with this Agreement (the closing of which sale is referred to hereinafter as the “Other Closing”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the Parties hereby agree as follows with the intent to be legally bound:

ARTICLE I
DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the capitalized terms shall have the meanings set forth on Exhibit A. If a capitalized term is not set forth on Exhibit A but is defined in this Agreement, it shall have the meaning as defined in this Agreement.

Section 1.02 Rules of Construction. For the purposes of this Agreement, unless the context otherwise requires:

(a) General. In any provision, (i) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in the United States of America; (ii) words in the singular include the plural and words in the plural include the singular; (iii) words in the masculine include the feminine; (iv) any date specified for any action that is not a Business Day means the first Business Day after such date; (v) a reference to a corporation, limited liability company or partnership includes its successors and permitted assigns; and (vi) the use of the word “including” or “includes” means including or includes without limitation.

(b) Articles and Sections. References to Articles and Sections without identifying a specific agreement shall be deemed references to Articles and Sections in this Agreement. The captions and headings of Articles and Sections are for convenience of reference only and shall not be used in the interpretation of this Agreement.

(c) Exhibits and Schedules. References in this Agreement to Exhibits and Schedules mean the Exhibits and Schedules attached hereto, which are incorporated by reference, unless otherwise expressly stated.

(d) Agreements and Instruments. References to this Agreement or any other agreement or instrument shall be deemed references to such agreement or instrument as it may from time to time be amended, and shall be deemed to include reference to any schedules, exhibits or other materials incorporated into such agreement or instrument.

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS; ALLOCATION OF LIABILITIES

Section 2.01 Purchased Assets. (a) Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell, grant, convey, transfer and assign to Buyer, and Buyer will purchase, acquire and receive the following assets, free and clear of all Encumbrances (except for the Permitted Encumbrances) (collectively the “Purchased Assets”):

(i) the following assets owned by Sellers:

(A) the surface real property owned by Sellers within the Mine Complex Area (the “Owned Real Property”), including the property and interests identified on Schedule 2.01(a)(i)(A); and

(B) all the leases and other Contracts set forth on Schedule 2.01(a)(i)(B) (collectively the “Purchased Leases”), including all leasehold estates, licenses, easements, rights-of-way, riparian rights, mooring rights, access rights and other rights and interests in and to the real property pursuant to such Purchased Leases;

(C) all Improvements on the Real Property, including the coal processing and handling facilities and the barge loading facility on the Green River;

(ii) all equipment, fixtures and mine infrastructure of Sellers located as of the date hereof underground or on the surface at the Riveredge Mine and Pennyrile Mine Complex, including the equipment identified on Schedule 2.01(a)(ii) (the “Equipment”), other than the Excluded Equipment;

(iii) the materials, parts and supplies located as of the date hereof at the Pennyrile Mine Complex (the “Parts and Supplies Inventory”), other than the materials, parts and supplies held on consignment from the consignors listed on Schedule 2.02(e);

(iv) the Permits identified on Schedule 2.01(a)(iv) (the “Purchased Permits”);

(v) all coal inventory located at the Pennyrile Mine Complex as of Closing (the “Coal Inventory”), except for the Retained Coal Inventory;

(vi) copies of all Records related to or associated with the assets described in the foregoing clauses (i) – (v).

(b) Each of the Purchased Assets shall at the Closing be sold, assigned, transferred, conveyed and delivered by Sellers to, and purchased by, such of Buyer or one or more of its assignees or designees as the Buyer may direct prior to the Closing. The Parties agree to reasonably cooperate to modify prior to Closing the form of contemplated Transaction Documents to the extent necessary to conform to any such direction or designation by Buyer.

Section 2.02 Excluded Assets. Subject to Section 11.02, Seller shall not sell, and Buyer shall not purchase, acquire or accept from any Seller, any assets other than the Purchased Assets, including any of the following assets or properties (the “Excluded Assets”):

(a) cash deposits associated with utility Contracts for electrical service and similar arrangements;

(b) cash deposits associated with the reclamation bonds for the Purchased Permits;

(c) all Contracts (other than the Purchased Leases) related to any of the Purchased Assets;

(d) all of Sellers’ corporate, personnel and accounting records and information technology systems and the equipment relating to such systems;

(e) the consigned parts and supplies in the Sellers’ possession from the consignors identified on Schedule 2.02(e); and

(f) the equipment identified on Schedule 2.02(f) (the “Excluded Equipment”).

Section 2.03 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will contractually assume only the following liabilities (the “Assumed Liabilities”):

(a) All Liabilities relating to or arising from the ownership, operation or use of the Purchased Assets sold and conveyed at the Closing to the extent accruing or arising after the Closing Date, except to the extent based upon facts existing or events occurring on or prior to the Closing Date;

(b) All reclamation liabilities arising under and pursuant to the Purchased Permits, except for liabilities arising as a result of any violation of a Purchased Permit that occurs prior to or on the Closing Date other than the liabilities assumed pursuant to Section 2.03(c);

(c) The liabilities listed on Schedule 2.03(c); and

(d) All liabilities accruing or arising under the Purchased Leases to the extent accruing or arising after the Closing Date, except to the extend based upon facts existing or events occurring (including any breach) on or prior to the Closing Date.

Each of the Assumed Liabilities shall at the Closing be assigned to and assumed by such of Buyer or one or more of its assignees or designees as the Buyer may direct prior to the Closing. The Parties agree to reasonably cooperate to modify prior to Closing the form of contemplated Transaction Documents to the extent necessary to conform to any such direction or designation by Buyer.

Section 2.04 Retained Liabilities. Buyer will not assume, and Sellers shall remain liable with respect to, all other Liabilities of Sellers (“Retained Liabilities”), including:

(a) Liabilities respecting any employees or former employees of Sellers, their Affiliates or other owners or operators of the Purchased Assets;

(b) Liabilities for subsidence claims arising from mining operations conducted prior to the Closing Date;

(c) Liabilities arising under the Sublease Agreement and Termination Agreement;

(d) Liabilities under any rules, regulations and requirements of the Mine Safety and Health Administration (“MSHA”), including the Federal Mine Safety and Health Act of 1977, as amended;

(e) Liabilities arising from any layoffs or terminations of employees by Sellers, including arising under, or as a result of a violation of, the WARN Act;

(f) Subject to Section 2.03(c), Liabilities arising as a result of any violation of a Purchased Permit that occurs prior to or on the Closing Date; and

(g) Any and all Employee Plans and any and all Liabilities thereunder.

Section 2.05 Other Closing. For the avoidance of doubt, it is understood and agreed that the Other Assets will be sold or otherwise transferred at the Other Closing in accordance with the terms of the Other Asset Purchase Agreement, with such Other Closing occurring prior to the Closing hereunder.

ARTICLE III
PURCHASE PRICE and closing

Section 3.01 Purchase Price. As consideration for the sale of the Purchased Assets and the other obligations of Seller hereunder, and subject to the adjustments set forth elsewhere in this Agreement, Buyer shall pay to Seller at the Closing Three Million Six Hundred Sixty-Four Thousand Dollars ($3,664,000), or such lesser amount pursuant to an adjustment made pursuant to Section 3.07 herein (the “Purchase Price”), such funds to be allocated between Sellers consistent with the Purchase Price allocation set forth on Schedule 3.02. All amounts owed to each Seller at Closing shall be paid by wire transfer of immediately available funds to such account provided by Sellers to Buyer in writing at least two (2) Business Days prior to the Closing.

Section 3.02 Allocation of Purchase Price. The Purchase Price shall be allocated among Sellers and among the Purchased Assets in the manner set forth in Schedule 3.02. Seller and Buyer shall use the allocation agreed upon for all reporting purposes having to do with Taxes, unless otherwise agreed by Seller and Buyer or unless otherwise required by applicable Law. In addition, Sellers and Buyer agree (a) to file all Tax Returns and determine all Taxes, including all Taxes based on or measured by net income or profits, in accordance with and based upon the allocation and (b) not to take any position for Tax purposes inconsistent with such allocation in any audit or judicial or administrative proceeding or otherwise, unless otherwise agreed by Sellers and Buyer or unless otherwise required by applicable Law.

Section 3.03 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Lexington, Kentucky, offices of Rose Grasch Camenisch Mains PLLC, on the date that is five (5) Business Days after the conditions to Closing in Article VIII are satisfied or waived, or such other date as the Parties mutually agree. The Parties shall consummate the Closing by execution and delivery of the Ancillary Agreements and other documents contemplated by Sections 3.04, 3.05 and 3.06 to be delivered at the Closing and payment of the Purchase Price. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 3.04 Ancillary Agreements. The Owned Real Property shall be conveyed by means of general warranty deeds in substantially the form attached hereto as Exhibit C. The Owned Personal Property, and any and all other personal property included in the Purchased Assets other than the Purchased Permits, shall be transferred by a bill of sale in substantially the form attached hereto as Exhibit D. The Purchased Permits shall be transferred pursuant to the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit E. The Purchased Leases and rights in the Leased Real Property shall be assigned pursuant to the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit F.

Section 3.05 Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(a) All Ancillary Agreements, in each case duly executed and acknowledged by the applicable Seller;

(b) Secretary’s Certificate. Certificates for each Seller and Rhino, dated as of the Closing Date, of an officer of each Seller and Rhino or its general partner, as applicable, certifying (i) that attached or appended to such certificate is a true and correct copy of the Organizational Documents and authorizing resolutions of the board of directors, general partner, managers and members, as appropriate, of Sellers or Rhino, as applicable, authorizing the execution, delivery and performance of each Transaction Document to be executed, delivered and performed by Sellers or Rhino; and (ii) the names and signatures of the duly elected or appointed officer(s) of Sellers and Rhino, or its general partner, who are authorized to execute and deliver the Transaction Documents;

(c) Affidavits. An affidavit of non-foreign status of each Seller in customary form reasonably agreeable to Buyer;

(d) Records. Copies of all Records related to or associated with the Purchased Assets; and

(e) Additional Documents. Such additional documents as Buyer may reasonably request to effectuate the Transactions contemplated by this Agreement, including:

(i) Undertaking by Colbeck to release its Encumbrances on the Purchased Assets in the form and substance satisfactory to Buyer in its sole discretion.

Section 3.06 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a) Purchase Price. Payment of the Purchase Price, as may be adjusted as provided herein;

(b) Ancillary Agreements. All Ancillary Agreements, in each case duly executed and acknowledged by the applicable Buyer;

(c) Secretary’s Certificate. A certificate, dated as of the Closing Date, of an officer of Buyer and ARLP or its general partner, as applicable, certifying, (i) that attached or appended to such certificate is a true and correct copy of the Organizational Documents and authorizing resolutions of the board of directors, general partner or managers, as appropriate, of Buyer or ARLP, as applicable, authorizing the execution, delivery and performance of each Transaction Document to be executed, delivered and performed by Buyer or ARLP; and (ii) the names and signatures of the duly elected or appointed officer(s) of Buyer and ARLP, or its general partner, who are authorized to execute and deliver the Transactions Documents to which Buyer is a party; and

(d) Additional Documents. Such additional documents as Buyer may reasonably request to effectuate the Transactions contemplated by this Agreement.

Section 3.07 Due Diligence by Buyer. Upon execution of this Agreement, Buyer shall have the right to enter the Pennyrile Mine Complex to conduct on-site due diligence inspection and evaluation of the Purchased Assets and the Assumed Liabilities, and Sellers shall provide the Buyer with complete access to the Pennyrile Mine Complex and copies of the Records related to the Purchased Assets and Assumed Liabilities and access to officers of Sellers to answer questions respecting the Purchased Assets and Assumed Liabilities.

(a) The Buyer may send a written objection (a “Due Diligence Objection”) to the Sellers within 30 days of the execution of this Agreement (the “Due Diligence Objection Deadline”) in the event that Buyer determines, as a result of its due diligence investigation, that the fair market value of the Purchased Assets is less than $7,114,000 and/or the estimated costs of satisfying all obligations associated with the Assumed Liabilities exceed $2,200,000. A Due Diligence Objection shall provide the Buyer’s calculation of the fair market value of the Purchased Assets and estimated cost of satisfying all obligations associated with the Assumed Liabilities along with such back-up material as Buyer shall determine is helpful in evaluating the value of the Purchased Assets and cost of the Assumed Liabilities. If applicable, a Due Diligence Objection shall identify any Equipment that is listed on Schedule 2.01(a)(ii) which is not located at the Pennyrile Mine Complex, and any Equipment which is located at the Pennyrile Mine Complex but which is not operable in its current condition or is materially damaged.

(b) Upon receipt of a Due Diligence Objection, the Sellers may either, at their option, (i) agree to reduce the Purchase Price by the aggregate of (A) the amount by which Buyer’s calculation of the fair market value of the Purchased Assets is less than $7,114,000 and (B) the amount by which Buyer’s estimate of the cost of satisfying all obligations associated with the Assumed Liabilities exceed $2,200,000, or (ii) dispute the Buyer’s calculations and estimates.

(c) In the event the Sellers dispute the Buyer’s calculations and estimates, the Parties shall have 15 days to meet in an attempt to mutually agree upon a resolution of Buyer’s Due Diligence Objection. If the parties are unable to arrive at a mutually acceptable resolution of Buyer’s Due Diligence Objection, the Parties shall engage John T. Boyd Company to determine the fair market value of the Purchased Assets and/or the cost of satisfying all obligations associated with the Assumed Liabilities, as applicable, whose opinion shall be binding on the parties (a “Valuation Opinion”). Buyer, on the one hand, and Sellers, on the other hand, shall equally split the cost of obtaining any Valuation Opinion. In the event the Valuation Opinion concludes that the fair market value of the Purchased Assets is less than $7,114,000 and/or the estimated cost of satisfying all obligations associated with the Assumed Liabilities exceeds $2,200,000, then the Purchase Price shall be adjusted as provided in clause (i) of Section 3.07(b).

(d) The “Due Diligence Resolution Date” shall mean (i) if Buyer does not deliver a Due Diligence Objection by the Due Diligence Objection Deadline, the earlier of (A) the Due Diligence Objection Deadline or (B) the date Buyer provides Sellers notice in writing it will not be providing a Due Diligence Objection, or (ii) if Buyer does deliver a Due Diligence Objection, the date the Sellers’ notify the Buyer that they have elected to resolve a Due Diligence Objection by the means described in Section 3.07(b)(i), the date the Sellers and Buyer agree upon a resolution of the Due Diligence Objection or the date of the Valuation Opinion.

(e) If the Purchase Price is reduced by $3,664,000 or more pursuant to this Section 3.07, then either Buyer or Sellers may terminate this Agreement upon written notice to the other Parties.

ARTICLE IV
Representations and Warranties of sellers and Rhino

Sellers and Rhino hereby, jointly and severally, represent and warrant to the Buyer that as of the date hereof and as of the Closing Date (except where a different date is indicated):

Section 4.01 Organization and Authority of Sellers and Rhino. Each Seller and Rhino (a) is a limited liability company or limited partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) is qualified to transact business in each jurisdiction where it is required by Law to be so qualified, except where the failure to be qualified would not have a Material Adverse Effect; and (c) has all requisite company or other organizational power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. All partnership, limited liability company, partner and member action required to be taken for the due and proper authorization, execution and delivery by each Seller and Rhino of this Agreement and the other Transaction Documents has been duly and validly taken, and all such action required to be taken for the consummation by it of the Transactions will have been duly and validly taken prior to the Closing. This Agreement constitutes (and the other Transaction Documents to which they are a party when executed will constitute) a legal, valid, and binding obligation of the Seller and Rhino, enforceable against the Seller and Rhino in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.

Section 4.02 No Breach; Approvals.

(a) Except as set forth on Schedule 4.02(a), the execution, delivery, and performance by the Sellers and Rhino of this Agreement, and the other Transaction Documents to which they are a party, and compliance with the terms and provisions hereof and thereof do not and will not violate or conflict with, or result in a breach of, or require any consent under, or give rise to a right of termination, cancellation, suspension or acceleration of any obligation under, (i) the Organizational Documents of Sellers or Rhino; (ii) any Contract to which either of the Sellers or Rhino is a party or the Purchased Assets are subject; or (iii) any applicable Law, order, decree or injunction by which any of the Sellers or Rhino or the Purchased Assets is bound, except as would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 4.02(b), to the knowledge of the Sellers, no filing or registration with, or consent or approval of, any Governmental Authority is required in connection with the execution, delivery, or performance of this Agreement by Sellers or Rhino.

Section 4.03 Sublease Termination. Pennyrile Energy LLC has entered into a termination agreement (the “Termination Agreement”) with the sublessor under the Sublease Agreement wherein, among other things, the sublessor has agreed to termination of the Sublease Agreement on or before Closing, subject to right of Pennyrile Energy LLC to enter the premises to remove equipment and infrastructure from the Riveredge Mine as contemplated by Section 6.05 and the sealing of the Riveredge Mine as contemplated by Section 6.05, and waived sublessor’s right to acquire any or all of what would otherwise be Purchased Assets hereunder, including the Purchased Permits and the Real Property. A true and complete copy of the Termination Agreement has been provided to Buyer and the Termination Agreement is in full force and effect.

Section 4.04 Permits.

(a) The Purchased Permits include all Permits necessary for the ownership, operation and maintenance of the Purchased Assets as conducted by Sellers prior to the Closing. All the Purchased Permits are valid and in full force and effect. To the Sellers’ knowledge, there is no reason to believe any Purchased Permit will be terminated or materially impaired as a result of the Transactions. The Sellers are in material compliance with the Purchased Permits. Schedule 4.04(a) lists, as of the date of this Agreement, all outstanding notices of violation respecting the Purchase Permits received by a Seller from any Governmental Authority.

(b) None of Sellers nor any Person “owned or controlled” by a Seller, has been notified in writing by any Governmental Authority that such party is currently (i) ineligible to receive additional surface mining Permits (i.e., “permit-blocked ”), (ii) under investigation to determine whether its eligibility to receive such Permits should be revoked or (iii) listed on the Applicant Violator System. As used in this Section 4.04, “owned or controlled” shall be defined as set forth in 30 C.F.R. Section 773.5 (2000).

(c) Schedule 4.04(c) sets forth, as of the date of this Agreement, a true, complete and accurate list of all assets, bonds, letters of credit or other collateral pledged to any Governmental Authority as a requirement to obtaining and maintaining the Purchased Permits.

Section 4.05 Taxes.

(a) All Tax Returns of the Sellers or respecting the Purchased Assets that were required to be filed with any Governmental Authority (i) have been filed and (ii) are true, correct and complete in all material respects. All Taxes owed and due by the Sellers or respecting the Purchased Assets have been paid.

(b) There is no audit, action, suit or proceeding now pending with respect to any Tax owed by the Sellers or with respect to the Purchased Assets.

(c) The Sellers have withheld all Taxes required to have been withheld and collected by Law and have paid over such Taxes to the appropriate Governmental Authorities to the extent due and payable.

(d) With respect to the Purchased Assets, no Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to any taxable period that remains open and excluding any extension that arises as a result of filing a Tax Return by the extended due date. None of the Sellers currently is the beneficiary of any extension of time within which to file any Tax Return.

Section 4.06 Employee Benefits.

(a)  Schedule 4.06(a) lists each “employee benefit plan” (within the meaning of section 3(3) of ERISA), each multiemployer plan (within the meaning of section 3(37) of ERISA), and each equity purchase, option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, vacation, health, medical and any other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) that Seller sponsored, maintained, participated in, or with respect to which Seller has any actual or potential liability, whether directly or as an ERISA Affiliate, including the United Mine Workers of America 1974 Pension Plan (collectively, whether or not listed on the Schedule as required, the “Employee Plans”). Accurate, current and complete copies of such Employee Plans (and any amendments or supplements thereto) have been furnished or made available to the Buyer. Seller has paid all amounts due by it to any Employee Plan. Except as listed on Schedule 4.06(a), no Employee Plan promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA).

(b) Sellers have not incurred any Liability under Title IV of ERISA or Section 412 or 413 of the Code with respect to any Employee Plan and, to Sellers’ Knowledge, no event is expected to occur before the Closing Date that would give rise to such Liability.

(c) No Employee Plan is a Multiemployer Plan or a Pension Plan, nor has either Seller ever sponsored, maintained or been a participating employer in any Multiemployer Plan or a Pension Plan.

(d) There has been no transaction involving any Employee Plan which is a “prohibited transaction” under ERISA or the Code, which would subject any such Employee Plan or Seller to liability under ERISA, the Code or any other statute, Law, ordinance, code, rule or regulation.

(e) Sellers have never had any obligation to pay premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to any Employee Plan and no other liability to the PBGC has been incurred by Seller.

(f) All Employee Plans (including the process of termination of such Employee Plans) are in material compliance with and have been administered in material compliance with their terms, all applicable agreements, and all Laws. All contributions required to be made to each such Employee Plan under the terms thereof, ERISA, or the Code have been made or accrued on the books of the Sellers. There are no pending, or to Sellers’ knowledge threatened, actions in connection with any Employee Plans. Buyer is not a related person to either Seller.

Section 4.07 Labor. (a) None of the Sellers is a party to any collective bargaining agreement nor any other agreement with a labor organization with respect to the Purchased Assets. Neither Seller nor Rhino are passing any labor or successorship obligations to the Buyer and Buyer shall not be a successor to any Seller or Rhino. There are no pending or to Seller’s knowledge threatened Proceedings in connection with any Employee Plans. Seller and Rhino are not transferring any Liability under the Coal Act, and neither Buyer is a related person, successor or successor in interest to any of the Sellers or Rhino.

(b) By the Closing Date, Sellers will have provided all notices as required by and fully complied with (or will prior to Closing have fully complied with) the WARN Act and similar state and local Laws, or in lieu thereof, will pay damages as and if required by the WARN Act and such similar state and local Laws.

Section 4.08 Rights in Properties; Liens.

(a) The Real Property includes all real property, and rights and interests in and to real property, held by the Sellers or any of Rhino or any Affiliate of Rhino, whether by deed, lease or otherwise, in the Mine Complex Area.

(b) Sellers have made available to Buyer true and complete copies of all deeds, leases, subleases, amendments, supplements, agreements, easements, assignments, options, waivers, consents, documents of title, title opinions, abstracts, insurance policies, surveys, plats, maps and other information relating to the Real Property in Sellers’ possession or the possession of the Sellers’ Affiliates or any of their contractors, attorneys or representatives.

(c) Sellers have good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except for the Permitted Encumbrances and the Encumbrances granted to Colbeck and listed on Schedule 4.08(c). Sellers will, at the Closing, warrant generally their title to the Owned Real Property and convey the Owned Real Property to Buyer free and clear of all Encumbrances, subject to Permitted Encumbrances. None of the Real Property is leased by any of the Sellers to third parties and, except for Permitted Encumbrances, none of the Sellers has granted or permitted any Person any rights to or interests in the Real Property, except for the Encumbrance granted to Colbeck and listed on Schedule 4.08(c).

(d) Except for the subsidence claims referenced on Schedule 4.08(d), there is no Proceeding pending or, to the knowledge of Sellers, threatened against or relating to the Real Property, including any Proceeding for the taking or condemnation of all or any portion of the Real Property or alleging a subsidence claim. The Sellers have not received any written notice of any potential or alleged claim respecting subsidence. The Sellers have not received written notice that there is any boundary dispute between either of the Sellers and any other Person with respect to any of the Real Property.

(e) To the knowledge of Sellers, the Improvements comply in all material respects with all Laws.

(f) True and complete copies of the Purchased Leases and the agreement and CAP referred to on Schedule 2.03(c) (collectively, with the Purchased Leases, the “Subject Contracts”) have been provided to Buyer and there are no amendments to or modifications of the Subject Contracts except for amendments as expressly set forth on Schedule 2.01(a)(i)(B) and Schedule 2.03(c). The Subject Contracts are in full force and effect in accordance with their terms. None of the Sellers is in violation of or default under any Subject Contract. No event has occurred which, with or without notice, passage of time or the occurrence of any other event, would constitute a default under or permit the lessor, grantor or other party thereto to terminate any of the Subject Contracts or materially impair the rights of any Seller, or Buyer as successor thereto, thereunder. No party to any of the Subject Contracts has notified the Sellers in writing that such party claims that any of Sellers is in violation of or in default under (or with the passage of time would be in violation or default under) any Subject Contract. To Sellers’ Knowledge, no other party to any of the Subject Contracts is in default or violation thereof.

(g) Seller’s have good and marketable title to a leasehold estate, and such other estates and real property interests as are described in the Purchased Leases, in the Leased Real Property, free and clear of any Encumbrances, other than Permitted Encumbrances and subject to the terms of the Purchased Leases.

Section 4.09 Personal Property.

(a) The Sellers have good, valid and transferable title to the Purchased Assets that are personal property (including the Owned Personal Property), free and clear of all Encumbrances, other than Permitted Encumbrances and the Encumbrances granted to Colbeck and listed on Schedule 4.08(c). At the Closing, Sellers will convey to Buyer good, valid and transferable title to the Purchased Assets that are personal property (including Owned Personal Property), free and clear of all Encumbrances, other than the Permitted Encumbrances.

(b) The Equipment includes all of the equipment and mine infrastructure represented in Schedule 4.09(b) and the age or date first placed in service of such Equipment, where determinable by Seller, as set forth in Schedule 4.09(b) is accurate. Sellers have maintained, and will through the Closing Date have maintained, the Equipment in the ordinary course of business, subject to reasonable wear and tear.

(c) The collateral identified in that certain Financing Statement in favor of Motion Industries, Inc., as Secured Party, against Pennyrile Energy LLC, as Debtor, of record in the Delaware Secretary of State’s office with Initial Filing No. 2018 0710273, does not include any of the Equipment and only relates to some of the parts and supplies identified on Schedule 2.02(e).

Section 4.10 Environmental Matters. (i) No pending environmental Proceeding exists or, to the knowledge of the Sellers, is threatened against the Sellers; (ii) all Permits required under any applicable Environmental Laws have been duly obtained or filed and are in full force and effect, and the Sellers are in compliance with the terms and conditions of all such Permits; (iii) there have been no Releases of Hazardous Materials in violation of any Environmental Laws by any of the Sellers or, to the knowledge of the Sellers, by any other Person, at, on, in, from, under, over or in any way affecting any of the Real Property; (iv) to the knowledge of the Sellers, all of the Real Property is free of all Hazardous Materials, except for such Hazardous Materials that are present in the ordinary course of business and in compliance with applicable Environmental Laws; (v) there are no pending or, to the knowledge of the Sellers, threatened claims, orders, complaints, directives, citations, notices of non-compliance, notices of violation, revocation proceedings, or cessation orders from any Governmental Authority against the Sellers and arising under any Environmental Laws; (vi) none of the Sellers has received any written notification from any source advising any of the Sellers that it is a potentially responsible party under CERCLA or any other applicable Environmental Laws, with respect to any real property that is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) (or state-equivalent) site, or any facility to which it currently transports or otherwise arranges for or to which it has transported or arranged for the disposal of Hazardous Materials, which is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site and (vii) to the Sellers’ knowledge, none of the Sellers is in violation of any Environmental Laws with respect to the Purchased Assets. The Sellers have made available to the Buyer copies of and all material information in their possession pertaining to all environmental site assessments and other environmental studies or reports of the Real Property.

Section 4.11 Compliance with Law. The Sellers’ conduct of their business as presently conducted does not, in any material respect, violate or conflict with any Law or order applicable to the Purchased Assets or the Sellers with respect to the Purchased Assets. The Sellers have not received written notice during the past three years of any material violation of any Law or order applicable to the Purchased Assets that has not been abated or otherwise resolved.

Section 4.12 Proceedings and Judgments. There is no Proceeding pending or, to the knowledge of the Sellers, threatened against or affecting the Purchased Assets, and there are no judgments, decrees, injunctions or orders of any Governmental Authority outstanding against any of the Purchased Assets. There is no Proceeding pending or, to the knowledge of Sellers, threatened against or affecting the Sellers that could reasonably be expected to have a Material Adverse Effect, and there are no material judgments, decrees, injunctions or orders of any Governmental Authority outstanding against the Sellers with respect to the Purchased Assets.

Section 4.13 No Undisclosed Relationship. Except as set forth on Schedule 4.13, there are no agreements between (a) either of the Sellers, on the one hand, and (b) such Seller’s Affiliates or any of such Seller’s or its Affiliates’ respective officers, members, managers or directors, on the other hand, affecting the Purchased Assets.

Section 4.14 Intellectual Property. The Sellers own or possess all necessary licenses or other valid rights to use all patents, trademarks, copyrights, proprietary information and other intellectual property rights used in the ownership, maintenance and use of the Purchased Assets, and the Sellers have not received any written notice of any assertions or claims challenging the validity of any of the foregoing. Upon delivery of the Ancillary Agreements, Buyer will acquire all necessary intellectual property rights to own, maintain and use the Purchased Assets for their normal and customary use. To the knowledge of the Sellers, the ownership, maintenance and use of the Purchased Assets does not conflict with any patents, licenses, trademarks, copyrights or other intellectual property rights of others.

Section 4.15 No Brokers. There are no Contracts or understandings between either of the Sellers or Rhino and any Person that would give rise to a valid claim against the Buyer or Purchased Assets for a brokerage commission, finder’s fee or other like payment in connection with the Transactions.

Section 4.16 Completeness of Statement; Effect of Representations and Warranties. No representation or warranty of Sellers or Rhino in this Agreement or information in the Schedules contains any untrue statement of a material fact, contains any misstatement of a material fact, or omits any material fact necessary to make such representation or warranty under the circumstances which it was made, not misleading.

Section 4.17 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, CERTIFICATE OR OTHER INSTRUMENT DELIVERED PURSUANT HERETO, THE PURCHASED ASSETS ARE SOLD “AS IS” AND “WITH ALL FAULTS,” AND NONE OF SELLERS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, ANY OTHER STATEMENT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS.

ARTICLE V

Representations and Warranties of Buyer

Buyer and ARLP hereby, jointly and severally, represent and warrant to the Sellers that as of the date hereof and as of the Closing Date (except where a different date is indicated):

Section 5.01 Organization and Authority of Buyer and ARLP. Each of Buyer and ARLP (a) is a limited liability company or limited partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; and (b) has all requisite company or other organizational power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. All partnership, limited liability company, partner and member action required to be taken for the due and proper authorization, execution and delivery by each of Buyer and ARLP of this Agreement and the other Transaction Documents to which it is a party has been duly and validly taken, and all such action required to be taken for the consummation by it of the Transactions will have been duly and validly taken prior to the Closing. This Agreement constitutes (and the other Transaction Documents to which it is a party when executed will constitute) a legal, valid, and binding obligation of each of the Buyer and ARLP, enforceable against the Buyer and ARLP in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.

Section 5.02 No Breach; Approvals.

(a) The execution, delivery, and performance by each of the Buyer and ARLP of this Agreement and the other Transaction Documents to which it is a party and compliance with the terms and provisions hereof and thereof do not and will not violate or conflict with, or result in a breach of, or require any consent under, or give rise to a right of termination, cancellation, suspension or acceleration of any obligation under, (i) the Organizational Documents of either Buyer or ARLP; (ii) any Contract to which Buyer or ARLP is a party; or (iii) any applicable Law, order, decree or injunction by which the Buyer or ARLP is bound.

(b) No filing or registration with, or consent or approval of, any Governmental Authority is required in connection with the execution, delivery, or performance of this Agreement by Buyer or ARLP, except for filings or approvals required in connection with the transfer of the Purchased Permits as contemplated hereunder.

Section 5.03 Proceedings and Judgments. There is no Proceeding before or by any Governmental Authority pending, or, to the knowledge of the Buyer, threatened against or affecting the Buyer that would have an adverse effect on the ability of Buyer to consummate the Transactions, and there are no judgments, decrees, injunctions or orders of any Governmental Authority outstanding against Buyer or any of its respective assets that would have an adverse effect on the ability of Buyer to consummate the Transactions.

Section 5.04 No Brokers. There are no Contracts or understandings between the Buyer and any Person that would give rise to a valid claim against the Sellers for a brokerage commission, finder’s fee or other like payment in connection with the Transactions.

ARTICLE VI
ADDITIONAL covenants of the parties

Section 6.01 Announcements. No Party shall issue any press release or otherwise make any public announcement with respect to the Transactions without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties shall be entitled to make any regulatory filing, including the filing of a Form 8-K with the Securities and Exchange Commission, without the consent of the other Party to the extent it is required in the judgment of the Party’s legal counsel. The Parties will consult and cooperate with each other as to the timing, form and content of any such announcement or regulatory filing, including Form 8-K.

Section 6.02 Purchased Permits. (a) Neither this Agreement nor any Ancillary Agreement shall constitute an assignment or an attempted assignment of any Purchased Permit to the extent that such assignment or attempted assignment would constitute a breach of such Purchased Permit. Not later than five (5) Business Days after the Closing, Buyer shall, at the sole cost and expense of the Buyer but with the reasonable assistance of Sellers, as required, submit all necessary applications, documents and information, including replacement bonds or other required security, if not already replaced, to the applicable Governmental Authority that issued each Purchased Permit (the “Applicable Agency”) for the transfer or replacement of the Purchased Permits to Buyer or its designee. Buyer and Sellers agree to cooperate with each other in undertaking any actions required by the Applicable Agency for the maintenance, continuation, transfer, replacement or reissuance of any Purchased Permit, and each of Buyer and Sellers shall use commercially reasonable efforts to cause the transfer or reissuance of all Purchased Permits to occur as soon as reasonably practicable after Closing. If requested by Buyer and to the extent allowed by law, Sellers shall allow Buyer or its designated Affiliate, upon approval of Buyer or such Affiliate as “operator” by the Applicable Agency, to use and operate under each such Purchased Permit during the period prior to transfer. If any Party or their respective Affiliates receives a notice of violation or any other correspondence or notice from, or submits any correspondence or notice to, the Applicable Agency or other Governmental Authority under any Purchased Permit following the date hereof and prior to transfer of the Purchased Permits it shall promptly provide the other Party with complete copies thereof. Except for the Retained Liabilities, Buyer shall be responsible for all costs associated with complying with the terms of the Purchased Permits after the Closing, including all reclamation costs that are Assumed Liabilities and the costs of curing all violations that are not Retained Liabilities, and shall indemnify, defend, and hold the Sellers harmless from and against any Losses, including attorneys’ fees, related to or arising from this arrangement or the presence or activities or operations of the Buyer and its designee and its employees, agents and representatives while on the property covered by the Purchased Permits. If the Sellers determine, in their reasonable discretion, that Buyer will not cause any violation that is not a Retained Liability to be cured in the time period required by applicable Law, or that Buyer has otherwise failed to comply with the terms of the Purchased Permits during the period prior to transfer or reissuance, then Sellers shall have the right to cure such violations and take such actions as are required to comply with the terms of the Purchased Permits, all at Buyer’s expense.

(b) Sellers shall not request or agree to any amendment to the Corrective Action Plan identified on Schedule 2.03(c) (the “CAP”) without the prior written request and consent of Buyer. The Sellers shall cooperate with obtaining from the relevant Governmental Authorities any and all amendments Buyer may request with respect to the CAP. Sellers shall provide Buyer with any assistance Buyer may reasonably request with respect to complying with the CAP.

Section 6.03 Governmental Authority Reviews and Approvals. Promptly following the Closing, each of Buyer and Sellers shall diligently make all necessary filings and satisfy all necessary requirements with appropriate Government Authorities in order to reflect the transfer of ownership of the Purchased Assets from the relevant Seller to Buyer.

Section 6.04 Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, the Sellers and Buyer shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate, and make effective, in the most expeditious manner practicable, the Transactions and no Party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement.

Section 6.05 Equipment Removal; Mine Closure; Sale of Coal. (a) Sellers shall immediately cease further use of the underground mechanical mining units at the Riveredge Mine and diligently proceed with removing from the underground mine and completing processing all coal mined as of such date. Prior to the Closing, Sellers will, at their cost and expense, permanently close the Riveredge Mine and Sellers or their designee will remove all Equipment and all other Purchased Assets that are within the mine and permanently seal the Riveredge Mine in accordance with applicable Laws. The Equipment that is part of the Purchased Assets and removed from the Riveredge Mine hereunder shall be stored and secured prior to Closing at a place on the Real Property designated by Buyer, and Seller shall be responsible for storage and risk of loss of such Equipment through the Closing Date. Buyer shall not be responsible for any costs or Liabilities related to the closure of the Riveredge Mine or the termination or layoff of the employees, including those arising under the Employee Plans, COBRA, WARN Act and wage payment laws.

(b) Sellers will provide notices as required by the WARN Act and similar state and local Laws and will pay damages as and if required by the WARN Act and similar state and local Laws. Sellers shall be solely responsible for any claims or other Proceedings arising from any layoffs. Sellers will pay all personnel termination costs associated with layoffs.

(c) Buyer shall have the right to inspect the Equipment after removal from the Riveredge Mine and prior to Closing. If any of the Equipment is damaged in removal from the Riveredge Mine or prior to Closing, through no fault of Buyer, the Sellers shall be responsible for paying the lesser of (i) the cost of repairing the damaged Equipment or (ii) the fair market value of the damaged Equipment assuming it was not damaged in the removal (i.e., the fair market value of the Equipment as it existed prior to removal). For purposes of this Section 6.05(c), an item of Equipment shall not be considered “damaged” unless the Equipment is rendered inoperable, is missing or is materially damaged (nicks, dents, scratches, and similar damage to guards and protective plates shall not be considered damaged).

(d) Sellers may, following the Other Closing and within ninety (90) days of the date hereof, ship and sell under their coal supply agreement with East Kentucky Power Cooperative (the “EKPC Contract”) the coal inventory (the “Retained Coal Inventory”) that is located at the Pennyrile Mine complex as of the date of this Agreement, which was mined from the Riveredge Mine prior to the date hereof and is processed at the Pennyrile Mine Complex. For coal to be Retained Coal Inventory, it must be sold under the EKPC Contract and shipped within ninety (90) days of the date hereof. Buyer shall, without an obligation to spend money, cooperate with Sellers in causing the Retained Coal Inventory to be sold and shipped under the EKPC Contract, including allowing Sellers a right of access to the Pennyrile Mine Complex to effect such shipments in the event Closing has occurred at the time of shipment.

Section 6.06 Insurance. Between the date of this Agreement and the Closing, Sellers will maintain insurance on the Purchased Assets in the same amount and with similar coverages as it has historically carried respecting such Purchased Assets. If there is any casualty event respecting any of the Purchased Assets between the date hereof and Closing, all rights of Sellers and their Affiliates in the proceeds of any such insurance will be assigned and paid over to Buyer at the Closing.

Section 6.07 Inspection. From the date hereof to the Closing, the Sellers shall allow all designated officers, attorneys, accountants and other representatives of the Buyer reasonable access at all reasonable times upon reasonable notice to the Purchased Assets and the books, records and other information related to the Purchased Assets and Assumed Liabilities and reasonable access at all reasonable times to officers and representatives of Sellers and Rhino respecting the Purchased Assets and Assumed Liabilities.

Section 6.08 Schedules. Sellers agree to provide detailed schedules respecting the Real Property and other Purchased Assets with, as applicable, recording information, all in a form reasonably acceptable to Buyer for purposes of preparing exhibits to the Ancillary Agreements for record notice and other purposes. From time to time between the date hereof and the Closing Date, the Sellers shall have the right and the continuing obligation to promptly modify or supplement all of the Schedules to representations and warranties prepared by Sellers and referred to in this Agreement with respect to any matter arising from an event or circumstance first occurring after the date hereof that, if existing or occurring as of the date hereof, would have been required to be set forth or described in such Schedule (a “Schedule Supplement”). For purposes of determining if Buyer’s conditions to closing set forth in Section 8.03(a) have been satisfied and whether Buyer is obligated to close, there shall be no effect given to any such Schedule Supplement. Sellers shall not have any Liability to Buyer under this Agreement for breaches of or inaccuracies in any representations and warranties resulting from any development, fact or circumstance occurring after the date of this Agreement where such development, fact or circumstance is set forth in a Schedule Supplement permitted hereby.

ARTICLE VII
TAXES

Section 7.01 Transfer Taxes. Except as set forth in this Section 7.01 and notwithstanding Section 7.02(a), any transfer Taxes (including any sales Tax), use Tax, real property transfer Tax, asset transfer Tax, documentary stamp Tax or similar other charges (collectively, “Transfer Taxes”) imposed on the conveyance of the Purchased Assets pursuant to this Agreement by any Governmental Authority shall be promptly paid by Sellers in accordance with the Law or Governmental Authority levying such Tax (or reimbursed to Buyer by Sellers within five (5) Business Days after demand therefor).

Section 7.02 Tax Apportionment.

(a) All property or ad valorem Taxes imposed on or with respect to the Purchased Assets, including Taxes on real estate, fixtures, personal property and inventory, shall be prorated between Buyer, on the one hand, and Sellers, on the other hand, as provided herein. Sellers shall be responsible for all such Taxes payable with respect to the Purchased Assets for all taxable periods ending prior to the Closing Date. Buyer shall be responsible for the payment of all such Taxes payable for all taxable periods beginning on or subsequent to the Closing Date. As to any taxable period beginning before the Closing Date and ending on or after the Closing Date (a “Straddle Period”), all such Taxes shall be prorated by allocating to the period ending on the day immediately prior to the Closing Date (the “Pre-Closing Portion”) the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire taxable period. Sellers shall be responsible for any such Taxes payable with respect to the Purchased Assets with respect to the Pre-Closing Portion of the Straddle Period, and Buyer shall be responsible for all other such Taxes for the relevant Straddle Period. At the Closing, Buyer and Sellers shall prorate the property and ad valorem Taxes respecting the Purchased Assets for any Straddle Period based on the most recent Tax year for which such Tax information is available, and any credit to Buyer resulting from such pro ration shall reduce the Purchase Price payable at Closing and any credit to Seller from such pro ration shall increase the Purchase Price payable at Closing. To the extent not accurately reflected in such adjustments to the Purchase Price at Closing, there shall after Closing be a final settlement between Buyer and Sellers based on the actual property and ad valorem Taxes due for the Straddle Period. Any refunds or rebates that may be received with respect to the Taxes referenced in this Section 7.02(a) shall be prorated between Buyer and Sellers in the same manner as described above to prorate Taxes, and Sellers shall be entitled to all refunds and rebates for taxable periods (and portions thereof) ending prior to the Closing Date and Buyer entitled to all refunds and rebates for taxable periods (and portions thereof) beginning on and after the Closing Date that may be received. Any refunds or rebates will be paid to the applicable Party within thirty (30) days of receiving the refund or rebate.

(b) Severance Tax (and ad valorem Tax based on such severance taxable value) with respect to the Purchased Assets, if any, shall be paid by Sellers, other than the Coal Inventory (excluding the Retained Coal Inventory), on which Buyer shall be responsible for any Severance Taxes. In the event that any Party receives a notice of any audit or administrative or judicial or other proceeding involving Taxes with respect to the Purchased Assets, which, if determined adversely, could result in a liability of the other Party or Parties under this Agreement (the Party or Parties receiving such notice of liability will hereafter be referred to as the “liable Party or Parties”) the liable Party or Parties will immediately notify the other Party or Parties (the “responsible Party or Parties”) in writing of such audit or administrative or judicial or other Proceeding. In the case of an audit or administrative or judicial or other Proceeding that relates to any taxable period that is not a Straddle Period, the responsible Party or Parties after receiving notice shall have the option of either:

(i) Paying the Tax directly, including payment under protest to preserve the right to contest the liability, or

(ii) Challenging the Proceeding referred to in such notice. The responsible Party or Parties shall take all action necessary and shall have the right (solely or jointly, as the case may be) to control any audits, disputes, administrative, judicial, or other Proceedings and incidents to such challenge and to employ counsel of its respective choice therein. If the responsible Party or Parties elect to challenge the validity of such bill, invoice, notice of deficiency or similar communication or any portion thereof, the liable Party or Parties shall extend reasonable cooperation to the responsible Party or Parties in such efforts at no expense to the responsible Party or Parties.

Notwithstanding the foregoing, the liable Party or Parties may (solely or jointly, as the case may be) elect to pay such notice of liability; however, the responsible Party or Parties will not have to reimburse such payment unless the responsible Party or Parties have consented to that payment and reimbursement and the responsible Party’s or Parties’ right to contest such liability is preserved. If a notice of liability may affect the liability or obligations of both a responsible Party and another Party, the responsible Party or Parties shall keep the other Party or Parties reasonably informed of the progress of any challenge of the liability asserted in such notice and the other Party’s or Parties’ consent shall be required prior to the settlement of any such notice, which consent shall not be unreasonably withheld, conditioned or delayed.

If the notice of an audit, or administrative, judicial or other proceeding relating to Taxes with respect to the Purchased Assets relates to a Straddle Period the liable Party or Parties and responsible Party or Parties shall be entitled to jointly challenge the proceeding referenced in the notice. The liable Party or Parties and responsible Party or Parties shall control any audits, disputes, administrative, judicial or other proceedings and incidents to such challenge and to employ counsel of their choice. The Parties shall not consent to the settlement of such proceeding without each liable and responsible Party’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 7.03 Refunds. Sellers shall be entitled to any refund of Taxes paid by Sellers with respect to the Purchased Assets, in each case to any Governmental Authority for taxable periods (or portions thereof) ending prior to the Closing Date. Buyer shall be entitled to any refund of taxes paid by Buyer to any Governmental Authority for taxable periods (or portions thereof) beginning on or after the Closing Date. The Party receiving a refund shall make a good faith effort to ascertain the source of the refund and to resolve by mutual consent the ownership of any refunds related to the subject properties.

Section 7.04 Cooperation. The Parties will provide to each other such records and assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, and audit or other examination by any Governmental Authority, and any judicial and administrative proceedings related to the liability for Taxes (including any additions to or refund of taxes) involving the Purchased Assets. Sellers and Buyer shall retain all books and records with respect to Tax matters pertinent to Purchased Assets relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority.

Section 7.05 Tax Returns.

(a) Sellers shall prepare or cause to be prepared all Tax Returns for the Purchased Assets for all taxable periods ending on or prior to the Closing Date which are due to be filed after the Closing Date.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Purchased Assets other than the Tax Returns which Sellers shall prepare, or cause to be prepared, pursuant to Section 7.05(a), which are due after the Closing Date. If any such Tax Return relates to any period beginning before the Closing Date, and is a Tax Return where Sellers may have responsibility hereunder for the Taxes reported thereon, Buyer shall permit Sellers to review and comment on the proposed Tax Return no later than fifteen (15) days prior to the filing date of such Tax Return (including extensions thereof) and shall consider applying all reasonable comments of Sellers, at Buyer’s discretion, related to such Tax Returns. Tax Returns described in the preceding sentence shall be prepared consistently with the past practice of Sellers, unless otherwise required by Law.

(c) Buyer shall not, nor shall it permit any Affiliate of Buyer to, amend, refile, make or otherwise modify any Tax election or Tax Return with respect to any Purchased Assets for any taxable period ending prior to the Closing Date or any Straddle Period without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers shall not, nor shall it permit any Affiliate of Sellers to, amend, refile, make or otherwise modify, any Tax election or Tax Return with respect to any Purchased Assets for any taxable period ending prior to the Closing Date or any Straddle Period where such amendment, refilling, modification or otherwise could potentially have an adverse effect on Buyer without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

CONDITIONS

Section 8.01 Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each Party to effect the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment or waiver in writing by mutual agreement of the Parties at or prior to the Closing Date of the following conditions:

(a) None of the Parties shall be subject to any decree, order or injunction of a United States federal or state court or foreign court of competent jurisdiction, which prohibits the consummation of the Transactions, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits or makes unlawful the consummation of the Transactions.

Section 8.02 Conditions to Obligations of the Sellers under this Agreement.

(a) The obligation of the Sellers and Rhino to effect the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment or waiver in writing by the Sellers and Rhino at or prior to the Closing Date of the following conditions:

(i) The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(ii) The representations and warranties of Buyer contained in this Agreement, disregarding any qualification for a Material Adverse Effect or any other materiality qualification for purposes of this Section 8.02(a)(ii), shall be true and correct in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

(iii) An authorized officer of Buyer shall have delivered at the Closing a certificate to Sellers confirming Sections 8.02(b)(i) and (ii).

(iv) The Other Closing shall have occurred in accordance with the Other Asset Purchase Agreement, as it may be amended by the parties thereto.

(v) The Due Diligence Resolution Date has occurred.

Section 8.03 Conditions to Obligations of the Buyer under this Agreement.

(a) The obligation of the Buyer and ARLP to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver in writing by the Buyer and ARLP at or prior to the Closing Date of the following conditions:

(i) The Sellers shall have performed in all material respects their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, including fully performing their covenants and agreements contained in Section 6.05.

(ii) All of the representations and warranties of Sellers contained in this Agreement, disregarding any qualification for a Material Adverse Effect or any other materiality qualification for purposes of this Section 8.02(a)(ii), shall be true and correct in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

(iii) There shall have been no adverse material change in the condition of the Purchased Assets since the date of this Agreement.

(iv) An authorized officer of each Seller shall have delivered at the Closing a certificate to Buyer confirming Sections 8.03(a)(i), (ii) and (iii).

(v) All required consents or approvals of Governmental Authorities and third parties (other than consents or approvals of Governmental Authorities respecting transfer of the Purchased Permits) to the consummation of the Transactions at the Closing shall have been obtained in form and substance reasonably satisfactory to Buyer.

(vi) No Proceeding before any Governmental Authority seeking to prevent or prohibit the consummation of the Transactions shall be pending.

(vii) The Other Closing shall have occurred in accordance with the Other Asset Purchase Agreement, as it may be amended by the parties thereto.

(viii) The Due Diligence Resolution Date has occurred.

(v) The Sellers shall have delivered to Buyer (i) the consent of Colbeck and Colbeck’s undertaking to release its Encumbrances on the Purchased Assets in form and substance satisfactory to Buyer in Buyer’s discretion and (ii) a release in form and substance satisfactory to Buyer in Buyer’s discretion of all other Encumbrances (other than the Permitted Encumbrances) on the Purchased Assets.

(vi) The Termination Agreement is in full force and effect.

(vii) Sellers have provided Buyer with evidence satisfactory to Buyer that Sellers have complied in all respects with the WARN Act in connection with terminating or laying off employees in closing the Riveredge Mine and ceasing operations at the Pennyrile Mine Complex, including providing all required notices and paying all damages and other amounts that are or will be required to be paid to employees, former employees and any other Persons thereunder.

ARTICLE IX

TERMINATION

Section 9.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written agreement of the Sellers and the Buyer.

Section 9.02 Termination by the Sellers. At any time prior to the Closing, this Agreement may be terminated by the Sellers if (i) there has been a breach by the Buyer or ARLP of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of the Buyer or ARLP shall have become untrue (such that the representations and warranties are not true in all material respects, or the covenants and agreements have not been performed in all material respects) and (ii) such breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given to the Buyer by the Sellers; provided, however, that the right to terminate this Agreement pursuant to this Section 9.02 shall not be available to the Sellers if a Seller or Rhino, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement (such that the representations and warranties are not true in all material respects or the covenants and agreements have not been performed in all material respects).

Section 9.03 Termination by the Buyer. At any time prior to the Closing, this Agreement may be terminated by the Buyer if (i) there has been a breach by either of the Sellers or Rhino of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of either of the Sellers or Rhino shall have become untrue (such that the representations and warranties are not true in all material respects or the covenants and agreements have not been performed in all material respects) and (ii) such breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given to the Sellers by the Buyer; provided, however, that the right to terminate this Agreement pursuant to this Section 9.03 shall not be available to the Buyer if Buyer or ARLP, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement (such that the representations and warranties are not true in all material respects, or the covenants and agreements have not been performed in all material respects).

Section 9.04 Termination by the Sellers or the Buyer Prior to Closing. At any time prior to the Closing, this Agreement may be terminated by the Sellers or the Buyer, if:

(a) a United States federal or state court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.04(a) shall complied in all material respects with Section 6.03 and 6.04 and shall have used its commercially reasonable efforts to remove such injunction, order or decree;

(b) if the Closing shall not have occurred by December 31, 2019; provided that a Party may not terminate this Agreement under this Section 9.04(b) if the Closing has not occurred due to failure of such Party or any of its Affiliates to comply with its or their obligations under this Agreement or due to any uncured breach of any representation, warranty, covenant or agreement of such Party or its Affiliate (such that the representations and warranties are not true in all material respects or the covenants and agreements have not been performed in all material respects). Provided further, however, the date specified above shall be automatically extended until the final adjudication of any Proceeding described in Section 8.03(a)(vi).

Section 9.05 Termination. This Agreement may be terminated by Buyer or Sellers pursuant to Section 3.07(e).

Section 9.06 Effect of Termination. In the event of termination of this Agreement pursuant to Sections 9.02 or 9.03, all rights and obligations of the Parties shall terminate, except (i) for the obligations under this Section 9.06 and Article XI which will continue following termination, and (ii) for rights and remedies under applicable Law with respect to a breach of any representation, warranty, covenant, or agreement set forth in this Agreement or to any other obligation of a Party with respect to this Agreement or the transactions contemplated hereby. Each Party’s right of termination under this Article IX is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Notwithstanding the foregoing, in the event of termination of this Agreement pursuant to Sections 9.01, 9.04 or 9.05, such termination shall be deemed without fault, and neither party shall have any obligations to the other as a result thereof or otherwise pursuant to this Agreement.

ARTICLE X
INDEMNIFICATION

Section 10.01 Survival. The Parties agree that the representations and warranties of the Parties in this Agreement shall survive the Closing until the date that is two (2) years after the Closing Date, except for (i) the representations and warranties contained in Sections 4.01(Organization and Authority of Sellers and Rhino), 4.02 (No Breach; Approvals), 4.05 (Taxes), Section 4.08 (Rights in Properties; Liens). 4.09 (Personal Property) and 4.15 (No Brokers), which shall survive indefinitely, and (ii) the representations and warranties contained in Sections 4.06 (Employee Benefits), 4.07 (Labor), and 4.10 (Environmental Matters), which shall survive until three (3) years after the Closing Date, and (iii) the representations and warranties contained in Sections 5.01 (Organization and Authority of Buyer and ARLP), 5.02 (No Breach; Approvals) and 5.04 (No Brokers), which shall survive indefinitely (the representations and warranties referenced in clauses (i), (ii) and (iii) are the “Fundamental Representations”). Notwithstanding the foregoing, any representation or warranty in respect of which indemnity is sought under this Agreement, other than a representation or warranty which survives indefinitely, shall survive the time at which it would otherwise terminate, if written notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement shall not be deemed merged into the Ancillary Agreements but shall survive the execution and delivery thereof. This Section 10.01 shall not limit any covenant or agreement of the Parties that by its nature contemplates performance after the Closing, which covenants and agreements shall survive Closing.

Section 10.02 Indemnification.

(a)  Subject to the limitations set forth in this Article X, Sellers and Rhino, jointly and severally, shall indemnify and hold harmless, the Buyer and its Affiliates and each of their respective officers, directors, managers, stockholders, partners, members, employees and agents (collectively, with Buyer and its Affiliates, the “Buyer Indemnitees”) from, against and in respect of any and all Losses incurred by the Buyer Indemnitees as a result of: (i) any breach of, or inaccuracy in, any representation or warranty made by any of the Sellers or Rhino in this Agreement and the other Transaction Documents; (ii) any breach by any of the Sellers or Rhino of any covenant or agreement of any of the Sellers or Rhino in this Agreement and the other Transaction Documents; and (iii) the Retained Liabilities.

(b) Subject to the limitations set forth in this Article X, the Buyer and ARLP, jointly and severally, shall indemnify and hold harmless, the Sellers and their Affiliates and their respective officers, directors, managers, stockholders, members, managers, employees and agents (collectively, with Sellers and their Affiliates, the “Seller Indemnitees”) from, against and in respect of Losses incurred as a result of: (i) any breach of, or inaccuracy in, any representation or warranty made by Buyer or ARLP in this Agreement and the other Transaction Documents; (ii) any breach by Buyer or ARLP of any covenant or agreement of Buyer or ARLP in this Agreement and the other Transaction Documents; and (iii) the Assumed Liabilities.

Section 10.03 Procedures.

(a) Any Person desiring indemnification under this Article X and entitled thereto (an “Indemnified Party”) shall, promptly upon becoming aware thereof, give written notice thereof to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. Such notice by such Indemnified Party shall state the amount of the claim, if known, and the method of computation thereof, the nature of such claim and a reference to the provision of this Agreement upon which such claim is based, all with reasonable particularity.

(b) If a claim, action, suit or Proceeding by a Person other than a Party hereto (a “Third-Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnification with respect thereto under this Article X, such Indemnified Party shall promptly notify the Responsible Party of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby.

(c) With respect to any Third-Party Claim, the Responsible Party shall have thirty (30) days after receipt of such notice (or such shorter period as an answer or response is required in any Proceeding) to assume the conduct and control, at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party and the fees and expenses of such counsel shall be borne by the Indemnified Party. Notwithstanding the foregoing, the Responsible Party shall not be entitled to assume control of the defense as to any matter, and if subject to indemnification under this Article X, shall pay the reasonable fees and expenses of counsel selected and retained by the Indemnified Party, in connection with: (i) any Third-Party Claim seeking specific performance or other equitable remedies, (ii) any Third-Party Claim in which a conflict of interest exists between the Responsible Party and the Indemnified Party, or (iii) any Third-Party Claim with respect to which the Indemnified Party determines in good faith that the Losses relating to such claim are likely to exceed the maximum amount that the Indemnified Party would then be entitled and able (after taking into account the financial resources of the Responsible Party) to recover under the applicable provisions of this Article X (collectively, the “Litigation Control Conditions”). If the Indemnified Party assumes the control of the defense of such Third-Party Claim because the Third-Party Claim meets one or more of the Litigation Control Conditions, the Indemnified Party shall have the right to assume control of the defense of the Third-Party Claim but shall not thereby waive any right to indemnification therefor pursuant to this Agreement; provided, however, that the Indemnified Party shall not consent to an entry of judgment or settle such Third-Party Claim without the prior written consent of the Responsible Party, which shall not be unreasonably withheld. The Responsible Party shall, if it agrees and is reasonably expected to be able to pay the full amount thereof, be permitted independently to consent to an entry of judgment or settle any Third-Party Claim, provided that (i) the Responsible Party pays in full all monetary amounts due under the settlement, (ii) the settlement does not impose any non-monetary relief or future obligation on the Indemnified Party, and (iii) the settlement does not contain any findings of fact or an admission of liability or guilt on the part of the Indemnified Party.

(d) Any Indemnified Party shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third-Party Claim and any appeal arising therefrom and, at the expense of the Responsible Party, shall furnish such books, records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, books, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 10.04 Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees and the Seller Indemnitees to indemnification pursuant to the provisions of Section 10.02 are subject to the following limitations:

(a) Notwithstanding anything in this Article X to the contrary and subject to Section 10.04(b):

(i) The Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 10.02(a)(i) until the total amount which the Buyer Indemnitees would recover under this Article X exceeds the Basket (at which time the Buyer Indemnitees shall be entitled to full indemnification with respect to the amount of such Basket and the Losses in excess thereof); provided, that notwithstanding the foregoing, the Basket shall not apply to recovery of Losses pursuant to the Fundamental Representations which shall be exempt from the limitations of the Basket.

(ii) The Seller Indemnitees shall not be entitled to recover Losses pursuant to Section 10.02(b)(i) until the total amount which the Seller Indemnitees would recover under such Section exceeds the Basket (at which time the Seller Indemnitees shall be entitled to full indemnification with respect to the amount of such Basket and the Losses in excess thereof); provided, that notwithstanding the foregoing, the Basket shall not apply to recovery of Losses pursuant to Fundamental Representations which shall be exempt from the limitations of the Basket.

(b) The provisions of Section 10.04(a) shall not apply to (i) Losses asserted under Sections 10.02(a)(ii) or (a)(iii) or Sections 10.02(b)(ii) or (b)(iii), (ii) Losses arising out of the fraud or intentional misrepresentation of a Party, or (iii) any Liability for Taxes.

Section 10.05 Calculation of Losses. For purposes of this Article X, once it has been established that there has been a breach of, or inaccuracy in, any representation or warranty, or breach of any covenant or agreement, as such provisions are written (including any materiality, Material Adverse Effect or similar qualification thereto), the amount of any Losses arising from such breach or inaccuracy will be determined without regard to any materiality, Material Adverse Effect or similar qualification in such representation, warranty, covenant or agreement.

ARTICLE XI
GENERAL TERMS

Section 11.01 Costs and Expenses. Buyer shall pay the cost of any title insurance acquired on any of the Purchased Assets. In addition, Buyer shall pay all filing fees and costs of assignments of the Purchased Permits and costs of recording required in connection with the Transactions, other than cost of recording releases of any Encumbrances. Each Party shall pay its own attorneys’ fees and other expenses related to the preparation and execution of the Transaction Documents.

Section 11.02 Further Assurances. At the request of the other Party, Sellers, Rhino, Buyer and ARLP will cause to be executed and delivered all such further instruments of conveyance, assignments and further assurances as reasonably may be required to transfer and assign the Purchased Assets or otherwise to implement the provisions and intent of this Agreement and the other Transaction Documents. Sellers and Rhino acknowledge that they and Buyer intend for the Purchased Assets to include all of Sellers’ and Rhino’s and Rhino’s Affiliates’ real property, and all rights and interests in, to and with respect to real property, located within the geographic area outlined on the map attached hereto as Exhibit B. To the extent Rhino or Sellers become aware of any such interest in real property located within the geographic area outlined on the map attached hereto as Exhibit B that was held by a Seller, Rhino or any of Rhino’s Affiliates as of the date of this Agreement or as of the Closing, then they shall provide written notice thereof to Buyer within ten (10) days of becoming aware. Within thirty (30) days of a Buyer’s written notice given to Sellers, Sellers and Rhino shall convey (or cause their Affiliates to convey) any real property interest located within the geographic area outlined on the map attached hereto as Exhibit B to Buyer or its designee by assignment or general warranty deed for no additional consideration. Following the Closing, upon request of Buyer, Sellers shall make available to Buyer copies of any historic Tax records of Sellers specifically relating to the Purchased Assets and in Sellers’ possession.

Section 11.03 Notices. All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective upon the earlier of the following to occur: (a) if personally delivered, when delivered to the recipient, (b) if sent by overnight delivery service (Federal Express, UPS or similar reputable overnight courier service), the Business Day following its deposit with such delivery service, (c) if deposited in a sealed envelope in the United States mail, postage prepaid by registered or certified mail, return receipt requested, three (3) Business Days thereafter, or (d) if sent by email, when sent, provided that either (i) a copy of such email is also sent on or before the following Business Day to the intended addressee by means described in clauses (a), (b), or (c) above or (ii) the sender sooner receives a non-automated response email from the receiving party confirming receipt of such email. Unless changed in accordance with this Section, the addresses for notices given pursuant to this Agreement must be addressed as follows:

If to Sellers or Rhino:	If to Buyer or ARLP:

c/o Rhino Resource Partners LP

424 Lewis Hargett Circle, Suite 250

Lexington, KY 40503

Attn: Whitney Kegley, Vice President,

Secretary, and General Counsel

E-mail: wkegley@rhinolp.com

With a copy to:

Davis Gillett Mottern & Sims, LLC

545 Dutch Valley Road, N.E., Suite A

Atlanta, GA 30324

Attn: Robert J. Mottern

e-mail: bmottern@investmentlawgroup.com

Alliance Coal, LLC

1146 Monarch Street, Suite 350

Lexington, KY 40513

Attn: R. Eberley Davis, Senior Vice President, General Counsel and Secretary

e-mail: eb.davis@arlp.com

With a copy to:

Rose Grasch Camenisch Mains PLLC

326 S. Broadway

Lexington, KY 40508

Attn: Richard H. Mains

e-mail: rich.mains@rgcmlaw.com

Section 11.04 Assignment. Except as otherwise provided in this Section 11.04, no Party shall be permitted to assign any right or interest under this Agreement without the prior written consent of the other Parties hereto, not to be unreasonably withheld, conditioned or delayed. Buyer shall be entitled to assign in whole or part its rights and interests under this Agreement and any other Transaction Document to one or more Persons, so long as Buyer remains obligated to perform all of its duties under this Agreement and such Transaction Documents notwithstanding any such assignment, and such assignees of Buyer shall be entitled to all rights and interests of Buyer so assigned as if a Buyer hereunder with respect thereto. Subject to the foregoing, all rights and duties of each Party hereunder shall inure to the benefit of and be binding upon its successors and permitted assigns.

Section 11.05 Governing Law; Consent to Jurisdiction; Equitable Remedies; Waiver of Jury Trial.

(a) Governing Law. The interpretation and enforcement of this Agreement shall be governed by the substantive law of the Commonwealth of Kentucky, without the application of its conflict of law rules.

(b) Consent to Jurisdiction. All actions arising out of or relating to this Agreement and the other Transaction Documents shall be heard and determined exclusively in any state or federal court sitting in Fayette County, Kentucky. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of the state and federal courts sitting in Fayette County, Kentucky for the purpose of any action arising out of or relating to this Agreement and the other Transaction Documents brought by either Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the other Transaction Documents, or the transactions contemplated thereby, may not be enforced in or by any of the above named courts.

(c) Equitable Remedies. Each Party acknowledges and agrees that the other Party may be damaged irreparably if any Transaction Document is not performed in accordance with its terms or otherwise is breached and that, notwithstanding any other provision in this Agreement to the contrary, a Party will be entitled to seek injunctive relief to prevent breaches hereof and thereof and to enforce specifically the Transaction Documents and its terms in addition to any other remedy to which such Party may be entitled hereunder and thereunder.

(d) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.05.

Section 11.06 Entire Agreement and Modifications.

(a) This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, superseding all prior statements, representations, discussions, agreements and understandings relating to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto, including their successors and assigns, and, in the case of Article X hereof, the other Persons entitled to be indemnified hereunder, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons. Except for the representations and warranties contained in Article IV, elsewhere in this Agreement and the Ancillary Agreements, each Seller (a) expressly disclaims any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any representative of Sellers and Rhino or any of their Affiliates). The Sellers and Rhino make no representations or warranties to Buyer regarding the probable success or profitability of the Purchased Assets or the use thereof. The disclosure of any matter or item in any Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Material Adverse Effect. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect following the signing of this Agreement but shall be deemed terminated upon the Closing hereunder without any further action of the parties.

(b) No amendment or modification to this Agreement shall be binding unless made in writing and signed by all Parties. The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement. Any waiver hereunder must be in writing.

Section 11.07 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties, their respective successors and permitted assigns and any Indemnitee entitled to the benefit of the indemnification provisions of Article X hereof, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision of this Agreement give any third persons any right of subrogation or action over and against any Party to this Agreement.

Section 11.08 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the invalidity of any such provision shall in no way affect any other provision contained herein, so long as that any such invalidity or unenforceability does not materially prejudice any Parties in their respective rights and obligations contained in the valid and enforceable provisions of this Agreement. To the fullest extent permitted by law, any unenforceable or invalid provision in this Agreement shall be modified to the extent necessary and permissible to reflect the original intention of the parties. Upon such determination that any provision is invalid or unenforceable, the remainder of this Agreement will be interpreted so as to best accomplish the intent of the Parties within the limits of applicable Law.

Section 11.09 Counterparts. This Agreement may be executed in two or more counterparts and by different Parties on separate counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original. Signatures delivered by facsimile or by e-mail in portable document format (pdf) or other electronic means shall be binding for all purposes hereof.

Section 11.10 Joint and Several Liability.

(a) Each Seller and Rhino will receive substantial direct and indirect benefit from the Transactions. Consequently, the Liability of Rhino and each of the Sellers hereunder shall be joint and several. Where in this Agreement provision is made for any action to be taken or not taken by a Seller, Rhino and Sellers jointly and severally undertake to cause Sellers to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Rhino and the Sellers shall be jointly and severally liable for the indemnification obligations under Article X.

(b) Each of Buyer and ARLP will receive substantial direct and indirect benefit from the Transactions. Consequently, the Liability of ARLP and Buyer hereunder shall be joint and several. Where in this Agreement provision is made for any action to be taken or not taken by Buyer, ARLP jointly and severally undertakes to cause Buyer to take or not take such action, as the case may be. Without limiting the generality of the foregoing, ARLP and Buyer shall be jointly and severally liable for the indemnification obligations under Article X.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sellers, Rhino, Buyer and ARLP have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SELLERS:

RHINO ENERGY LLC

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	President & CEO

PENNYRILE ENERGY LLC

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	President & CEO

CAM MINING LLC

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	President & CEO

CASTLE VALLEY MINING LLC

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	President & CEO

RHINO SERVICES LLC

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	President & CEO

RHINO:

RHINO RESOURCE PARTNERS LP

By: Rhino GP LLC, its General Partner

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	President & CEO

BUYER:

ALLIANCE COAL, LLC

By:	/s/Jeffrey D. Brock
Name:	Jeffrey D. Brock
Title:	Vice President –Business Development

ARLP:

ALLLIANCE RESOURCE PARTNERS, L.P.

By: Alliance Resource Management GP, LLC, its General Partner

By:	/s/R. Eberley Davis
Name:	R. Eberley Davis
Title:	SVP, General Counsel & Sec.

[Signature Page to Asset Purchase Agreement]

Exhibit A - Definitions

Exhibit B - Map of Mine Complex Area

Exhibit C - Form of General Warranty Deed

Exhibit D - Form of Bill of Sale

Exhibit E - Form of Assignment and Assumption Agreement – Purchased Permits

Exhibit F – Form of Assignment and Assumption Agreement – Purchased Leases

Schedule 1.01(b) – Expressly Listed Permitted Encumbrances

Schedule 2.01(a)(i)(A) – Real Property Surface Rights

Schedule 2.01(a)(i)(B) – Purchased Leases

Schedule 2.01(a)(ii) – Equipment

Schedule 2.01(a)(iv) – Purchased Permits

Schedule 2.02(e) - Consignors

Schedule 2.02(f) – Excluded Equipment

Schedule 2.03(c) – Additional Liabilities Assumed

Schedule 3.02 – Allocation among Sellers and Purchased Assets

Schedule 4.02(a) – No Breaches

Schedule 4.02(b) – Governmental Authority Approvals

Schedule 4.04(a) – Purchased Permit Notices of Violations

Schedule 4.04(c) – Bonds and Collateral

Schedule 4.06(a) – Employee Plans

Schedule 4.08(c) – Colbeck Encumbrances

Schedule 4.08(d) – Real Property Proceedings

Schedule 4.09(b) – Equipment and General Condition

Schedule 4.13 – Related Party Relationships

EXHIBIT A

to

ASSET PURCHASE AGREEMENT

Definitions

“Affiliate” means with respect to a given Person, any other Person directly or indirectly controlling, controlled by or under common control with the given Person. For purposes of this definition “control” of a Person means the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Alliance Coal” means Alliance Coal, LLC, a Delaware limited liability company.

“Ancillary Agreements” means all of the documents and instruments to be delivered pursuant to Article III hereof and each of the certificates and other instruments required to be delivered by a Party pursuant to the terms hereof or thereof.

“Applicable Agency” has the meaning set forth in Section 6.02.

“ARLP” has the meaning set forth in the introductory paragraph.

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Basket” means $50,000.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which federal banking institutions in the United States of America conducting business in the Commonwealth of Kentucky are required or authorized to be closed.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Indemnitees” has the meaning set forth in Section 10.02.

“CAP” has the meaning set forth in Section 6.02.

“CERCLIS” has the meaning set forth in Section 4.10.

“Closing” has the meaning set forth in Section 3.03.

“Closing Date” has the meaning set forth in Section 3.03

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, as may be amended from time to time and all provisions related to retiree medical as contained in the Surface Mining Control and Reclamation Act of 1977, as may be amended from time to time, including 30 U.S.C. section 1232.

A-1

“Coal Inventory” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colbeck” means Colbeck Capital Market Services LLC (“Colbeck”), as collateral agent and administrative agent under that Financing Agreement dated as of December 27, 2017, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated April 9, 2019, by and between Rhino Energy LLC and Alliance Coal, LLC.

“Contract” means any contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, credit agreement, loan agreement, binding bid, letter of credit, security agreement, or other legally binding agreement or arrangement.

“Due Diligence Objection” has the meaning set forth in Section 3.07.

“Due Diligence Objection Deadline” has the meaning set forth in Section 3.07.

“Due Diligence Resolution Date” has the meaning set forth in Section 3.07

“EKPC Contract” has the meaning set forth in Section 3.07.

“Employee Plans” has the meaning set forth in Section 4.06.

“Encumbrances” means all claims, liens, security interests (statutory or otherwise), charges, mortgages, pledges, community property interests, options, rights of first refusal, deeds of trust, conditional sale agreements, hypothecations, easements, rights of way, title defect or encumbrance of any nature whatsoever.

“Environmental Law” means any Law relating to the environment, natural resources, or human health and safety including: the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA); the Hazardous Materials Transportation Act (HMTA); the Solid Waste Disposal Act (SWDA), as amended by the Resource Conservation and Recovery Act (RCRA); the Atomic Energy Act (AEA); the Energy Reorganization Act (ERA); the Energy Policy Act of 2005; the Energy Independence and Security Act of 2007 (EISA); the Surface Mining Control and Reclamation Act (SMCRA); the Clean Water Act (CWA); the Safe Drinking Water Act (SDWA); the Clean Air Act (CAA); the Toxic Substances Control Act (TSCA); the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA); the Oil Pollution Act of 1990 (OPA); the Occupational Safety and Health Act (OSH Act); the Mine Safety and Health Act of 1977 (MSHAct), as amended by the Mine Improvement and New Emergency Response Act of 2006 (MINER Act); the Historical Preservation Act (HPA); the Pollution Prevention Act (PPA); the Low-Level Radioactive Waste Policy Amendments Act of 1985; the Nuclear Waste Policy Act (NWPA); the Endangered Species Act (ESA); the National Environmental Policy Act (NEPA); the Emergency Planning and Community Right-to-Know Act (EPCRA); as well as all analogous state, federal, and local Laws.

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“Equipment” has the meaning set forth in Section 2.01.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time or any successor statute, together with the regulations thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Fundamental Representations” has the meaning set forth in Section 10.01.

“Governmental Authority” means any national, state or local government or any subdivision, agency, court, commission, board, bureau or other authority thereof.

“Hazardous Material” means any substance, product, waste or other material which is, or becomes identified, listed, published or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.

“Improvements” means the buildings, improvements, loadout facilities, preparation plants, structures and other fixtures located on the Real Property.

“Indemnified Party” has the meaning set forth in Section 10.03.

“Indemnitee” means any Seller Indemnitee or Buyer Indemnitee.

“Knowledge” or “knowledge” with respect to Sellers and Rhino, means the actual knowledge of Richard Boone, Chad Hunt and Whitney Kegley following the review of all relevant records in such Person’s possession and reasonable inquiry of other employees of Sellers and their Affiliates who would reasonably be expected to be aware of a fact or other matter in the course of performing the duties of such position. “Knowledge” or “knowledge” with respect to Buyer, means the actual knowledge of R. Eberley Davis, Kendall S. Barret and Jeffrey D. Brock, following the review of all relevant records in such Person’s possession and reasonable inquiry of other employees of Alliance Resource Partners, L.P. and its Affiliates who would reasonably be expected to be aware of a fact or other matter in the course of performing the duties of such position.

“Laws” means all applicable statutes, laws, rules, regulations, orders, treaties, permits, ordinances, judgments, decrees and directives of any Governmental Authority.

“Leased Real Property” means the real property leased, subleased or controlled, in whole or in part, whether by easement, license, lease or other agreement, under the Purchased Leases.

“Liabilities” means any and all liabilities and obligations of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

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“Litigation Control Conditions” has the meaning set forth in Section 10.03.

“Losses” means all Liabilities, obligations, losses, damages, dimunition in value, penalties (civil or criminal), costs, expenses (including reasonable attorneys’ fees), fines, settlements, interest, suits, causes of action, legal or administrative proceedings, arbitration awards, demands or claims, including claims for personal injury or damage to property .

“Material Adverse Effect” means any circumstance, event, change, situation, occurrence or effect which, individually or together with any other circumstance, event, change, situation, occurrence or effect, has had or could reasonably be expected to have, a material adverse effect on the Purchased Assets, the value of the Purchased Assets, or Sellers’ or Rhino’s ability to consummate the Transactions; provided, however, that events, circumstances, changes or effects that generally affect the coal industry, including changes in Laws, shall not be deemed a Material Adverse Effect.

“Mine Complex Area” means the area within the boundaries depicted on Exhibit B, including the PVA tracts referenced thereon.

“MSHA” means the Mine Safety and Health Administration.

“Multiemployer Plan” means a multiemployer plan as defined in Sections 3(37) and/or 4001(a)(3)(A) of ERISA.

“NPL” has the meaning set forth in Section 4.10.

“Organizational Documents” means with respect to any Person, its certificate or articles of incorporation, formation or limited partnership, limited liability company agreement, operating agreement, bylaws, partnership agreement and other charter documents.

“Other Asset Purchase Agreement” has the meaning set forth in Recitals.

“Other Assets” has the meaning set forth in Recitals.

“Other Closing” has the meaning set forth in Recitals.

“Owned Personal Property” means the Equipment, the Parts and Supplies Inventory and the Coal Inventory.

“Owned Real Property” has the meaning set forth in Section 2.01.

“PBGC” has the meaning set forth in Section 4.06.

“Parts and Supplies Inventory” has the meaning set forth in Section 2.01.

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“Party” means each Seller, Rhino, Buyer and ARLP and “Parties” means Sellers, Rhino, Buyer and ARLP, collectively.

“Pennyrile Mine Complex” means the mine complex known as the Pennyrile Mine Complex, which includes the Riveredge Mine and coal handling and processing facilities and a barge load out facility located on the Green River, all within the Mine Complex Area.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Permit” means any permit, license, approval, waiver, consent, variance, grant, exemption, registration, operating certificate, order or other authorization issued by or from any Governmental Authority.

“Permitted Encumbrances” means any of the following: (a) any lien securing taxes, assessments and governmental charges not yet due and payable or being contested in good faith; (b) any zoning laws, land use and conservation laws, rules, restrictions, ordinances, and regulations or ordinance or any similar legal requirement; (c) any right reserved to any Governmental Authority by law or regulation to regulate the property, including pursuant to Permits; (d) [intentionally omitted]; (e) minor defects or deficiencies in title that do not materially affect the use or transferability of the affected asset or property; and (f) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, oil and gas wells, if any, and other rights and interests granted for the purpose of roads, railways, oil and gas wells, pipelines, transmission and transportation lines and other like uses, that do not materially detract from the value of the affected Purchased Asset and do not materially interfere with the present or intended use of such Purchased Asset.

“Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm, Governmental Authority, labor union, or other entity or person.

“Pre-Closing Portion” has the meaning set forth in Section 7.02(a).

“Pre-Closing Severance Tax” has the meaning set forth in Section 7.02(b).

“Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Purchase Price” has the meaning set forth in Section 3.01.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchased Leases” has the meaning set forth in Section 2.01.

“Purchased Permits” has the meaning set forth in Section 2.01.

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“Real Property” means the Leased Real Property and the Owned Real Property.

“Records” means the files, records and other information, whether in paper, digital or other format, including lease, land and title records.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the environment, including movement or migration through or in the air, soil, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Responsible Party” has the meaning set forth in Section 10.03.

“Retained Coal Inventory” has the meaning set forth in Section 6.05.

“Retained Liabilities” has the meaning set forth in Section 2.03.

“Rhino” has the meaning set forth in the introductory paragraph.

“Riveredge Mine” has the meaning set forth in the introductory paragraph.

“Seller” and “Sellers” has the meaning set forth in the introductory paragraph.

“Seller Indemnitees” has the meaning set forth in Section 10.02.

“Straddle Period” has the meaning set forth in Section 7.02(a).

“Subject Contracts” has the meaning set forth in Section 4.09.

“Sublease Agreement” means that certain Sublease Agreement, dated effective as of April 30, 2012, by and between Delaware Resources, LLC, a Kentucky limited liability company, as sublessor, and Pennyrile Energy LLC, a Delaware limited liability company (as successor by assignment to The Elk Horn Coal Company, LLC, the successor by merger to Reserve Holdings LLC), as sublessee, and any and all Memoranda of Sublease entered in connection therewith.

“Tax” (including, with correlative meaning, the terms “Taxes”, “Taxing” and “Taxable”) means all federal, state, local or foreign taxes, charges, fees, duties, imposts, levies or other similar assessments of any kind whatsoever imposed by any Governmental Authority (but excluding any royalties payable to any Governmental Authority under any lease), including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, windfall profits, alternative minimum, inventory, capital stock, premium, PBGC premium, license, withholding, payroll, employment, social security, unemployment, disability, excise, black lung excise, severance, production, stamp, occupation, property, reclamation and estimated taxes, and customs duties, together with all interest, penalties, fines, additional to tax or additional amounts imposed by any Governmental Authority with respect to such amounts and including obligations to pay Taxes of any other Person under Treasury Regulation section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract or otherwise.

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“Tax Return” means any report, return, claim for refund, declaration or other information return, including any schedule, attachment or amendment thereto, required to be filed or submitted to any Governmental Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Termination Agreement” has the meaning set forth in Section 4.03.

“Third-Party Claim” has the meaning set forth in Section 10.03.

“Transaction Documents” means, collectively, this Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 7.01.

“Valuation Opinion” has the meaning set forth in Section 3.07

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

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Barge Loadout

The Mine Complex Area includes PVA Tract Nos. 7-2C, 7-2D-1, and 7-7 located outside of the area depicted on the map.

**PENNYRILE ENERGY, LLC**

*RIVEREDGE MINE*

**Mine Complex Area Exhibit B.**

Scale: 1" = 200'

**PENNYRILE ENERGY**

7386 S.R. 593, CALHOUN, KY 42327

**RIVEREDGE MINE**